Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated January 26, 2021, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, in this Registration Statement of BTCS, Inc. on Form S-3.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ RBSM LLP
RBSM LLP
Henderson, Nevada
January 28, 2021